SANFORD C. BERNSTEIN FUND, INC.
N-SAR FILING SIX MONTHS ENDING MARCH 31, 1999
CIK NO. 832808

ATTACHMENTS TO ITEM 77Q1(e)

A copy of the initial investment advisory contract, on behalf of the Bernstein
International Value Portfolio II, between
Registrant and Sanford C. Bernstein & Co.,
Inc., which was filed as Exhibit (5)(a)(8)to
Item 24 on Post-Effective Amendment No. 17 to Registrant's registration statement on
Form N-1A, is hereby incorporated by reference.

A copy of Amendment No. 2 to the Investment
Management Agreement on behalf of the
Bernstein International Value Portfolio, between Registrant and Sanford C. Bernstein
& Co., Inc., is as follows:

SANFORD C. BERNSTEIN FUND, INC.
AMENDMENT NO. 2 TO INVESTMENT MANAGEMENT
AGREEMENT

AMENDMENT NO. 2, dated as of February 22,
1999, between SANFORD C. BERNSTEIN FUND,
INC., a Maryland Corporation (the "Fund"), on behalf of the Bernstein International
Value Portfolio (the "Portfolio"); and
SANFORD C. BERNSTEIN & CO., INC., a New
York corporation (the "Adviser" or
"Bernstein").

Pursuant to the Investment Management
Agreement dated as of March 18, 1992
(as amended from time to time, the
"Investment Management Agreement")
between the Fund, on behalf of the
Portfolio, and the Adviser, the Fund,
on behalf of the Portfolio, has agreed
to compensate the Adviser for the
services it performs for, and the
facilities and personnel it provides
to, the Portfolio.  The Adviser and
the Fund, on behalf of the Portfolio,
wish to amend the Investment Management
Agreement to modify such compensation.
Accordingly, the parties hereto
hereby agree as follows:

1.  Section 5 of the Investment Management
Agreement is hereby amended to read in
its entirety as follows:

"5. Compensation.   As compensation
for the services performed and the
facilities and personnel provided
by the Adviser pursuant to Section 1
of this Agreement, the Fund, on behalf
of the Portfolio, will pay the Adviser,
promptly after the end of each month:

a) Prior to the transfer of tax-exempt
shareholders to the new International
Value Portfolio II pursuant to the
Portfolio Division described in the Fund's
Prospectus dated February 1, 1999 (the
"Portfolio Division"):

i) A fee assessed at annual rate of 1%
of the Portfolio's average daily net
assets that is up to but not exceeding
$2,000,000,000; and

ii) A fee assessed at an annual rate
of .90 of 1% of the amount of the
Portfolio's average daily net
assets that exceeds $2,000,000,000.

b) Following the Portfolio Division:

i) A fee assessed at annual rate of 1%
of the Portfolio's average daily net
assets that is up to but not exceeding
$1,000,000,000; and

ii) A fee assessed at an annual rate
of .90 of 1% of the amount of the
Portfolio's average daily net assets
that exceeds $1,000,000,000.

If the Adviser shall serve hereunder
for less than the whole of any month,
the fee hereunder shall be prorated."

2.  Except as herein provided, the
Investment Management Agreement shall
remain in full force and effect.

IN WITNESS WHEREOF, the Fund, on
behalf of the Portfolio, and the
Adviser have caused this Amendment
No. 2 to be executed by their duly
authorized officers as of the date
first above written.

SANFORD C. BERNSTEIN & CO., INC.
By: Lewis A. Sanders, Chairman

SANFORD C. BERNSTEIN FUND, INC.
By: Jean Margo Reid, Secretary